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                                                                    EXHIBIT 23.1
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The Board of Directors
Gensia Sicor Inc.

We consent to the inclusion of our report dated April 28, 1997, with respect to the consolidated balance sheets of Rakepoll Holding B.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report is included in the Form 8-K/A of Gensia Sicor Inc. dated February 28, 1997.

Rotterdam, May 13, 1997

/s/ KPMG Accountants N.V.



Ref: A. Vermaas

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